Exhibit 99.1

Surface Oncology Announces Closing of $119.5 Million Aggregate Financing, Consisting of $108.0 Million Initial Public Offering and $11.5 Million Concurrent Private Placement

Cambridge, Mass., April 23, 2018—(BUSINESS WIRE)—Surface Oncology, Inc. (“Surface”), an immuno-oncology company developing next-generation antibody therapies that target the tumor microenvironment, today announced the closing of its initial public offering of 7,200,000 shares of common stock at a public offering price of $15.00 per share. The gross proceeds from the offering were $108.0 million. In addition, Surface has granted the underwriters a 30-day option to purchase up to 1,080,000 additional shares of common stock at the initial public offering price, less the underwriting discount. Surface’s common stock began trading on the Nasdaq Global Market under the ticker symbol “SURF” on April 19, 2018. All of the shares were offered by Surface.

Goldman Sachs & Co. LLC, Cowen and Company, LLC and Evercore Group L.L.C. acted as joint book-running managers for the offering.

In addition to the shares sold in the public offering, Surface announced the completion of the concurrent sale of an additional 766,666 shares at the initial offering price of $15.00 per share, for gross proceeds of $11.5 million, in a private placement to Novartis Institutes for Biomedical Research, Inc. The sale of these shares was not registered under the Securities Act of 1933, as amended, and the shares are subject to a 180-day lock-up agreement.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from: Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 866-471-2526, facsimile: 212-902-9316, e-mail: prospectus-ny@ny.email.gs.com; Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 631-274-2806, facsimile: 631-254-7140; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, New York 10055, telephone: 888-474-0200, email: ecm.prospectus@evercore.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on April 18, 2018. Copies of the registration statement can be accessed by visiting the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Surface Oncology

Surface Oncology is a clinical stage immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment with lead programs targeting CD47 and CD73. Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response, alone or in combination with other therapies. The company has a pipeline of immunotherapies and a strategic collaboration with Novartis focused on up to three next-generation cancer immunotherapies.

Media Contact:

Paul Goldsmith, Ten Bridge Communications

Paul@Tenbridgecommunications.com

617-697-3479

Investor Contact:

Jessica Fees

jfees@surfaceoncology.com

617-714-4096

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